EXHIBIT 21.1

SUBSIDIARIES

Belk-Simpson Company, Greenville, South Carolina (incorporated in South Carolina)
The Belk Center, Inc. (incorporated in North Carolina)
Belk International, Inc. (incorporated in North Carolina)
Belk Stores Services, Inc. (incorporated in North Carolina)
Belk Administration Company (incorporated in North Carolina) (Subsidiary of Belk Stores Services, Inc.)
Belk Stores of Virginia LLC (incorporated in North Carolina) (Subsidiary of Belk Stores Services, Inc.)
Belk Accounts Receivable LLC (incorporated in North Carolina) (Subsidiary of Belk Stores Services, Inc.)
Belk Gift Card Company LLC (incorporated in North Carolina)
Belk Merchandising LLC (incorporated in North Carolina) (Subsidiary of Belk International, Inc.)
Belk Department Stores LP (organized in North Carolina)
Belk Texas Holdings LLC (incorporated in North Carolina) (Subsidiary of Belk Stores Services, Inc.)
Belk Ecommerce LLC (incorporated in North Carolina)
Belk Stores of Mississippi LLC (incorporated in Mississippi)